Exhibit d.3

NUVEEN OPEN-END FUNDS

RENEWAL OF INVESTMENT MANAGEMENT AGREEMENTS

This Agreement made this 23rd day of May 2012 by and between the corporations listed on Schedule A (the “Nuveen Open-End Corporations”), and Nuveen Fund Advisors, Inc., a Delaware corporation (the “Adviser”);

WHEREAS, the parties hereto are the contracting parties under each certain Investment Management Agreement (the “Agreements”) pursuant to which the Adviser furnishes investment management and other services to each fund in each Trust; and

WHEREAS, each Agreement terminates December 31, 2012 unless continued in the manner required by the Investment Company Act of 1940; and

WHEREAS, the Board of Directors, at a meeting called for the purpose of reviewing each Agreement, have approved each Agreement and its continuance until August 1, 2013 in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, in consideration of the mutual covenants contained in each Agreement the parties hereto do hereby continue each Agreement in effect until August 1, 2013 and ratify and confirm the Agreements in all respects.

On behalf of the Nuveen Open-End Corporations
Listed on Schedule A

By:	/s/ Kevin J. McCarthy
Vice President

ATTEST:

/s/ Virginia O’Neal

NUVEEN FUND ADVISORS, INC.

By:	/s/ Gifford R. Zimmerman
Managing Director

ATTEST:

/s/ Virginia O’Neal

Schedule A

Nuveen Investment Funds, Inc. f/k/a First American Investment Funds, Inc.

Nuveen Strategy Funds, Inc. f/k/a First American Strategy Funds, Inc.